                                            Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Third Amendment”) is entered into as of the 20th day of December 2013, by and between Starboard Distribution Center, LLC, a Delaware limited liability company (“Landlord”), successor in interest to AMB Property, L.P., a Delaware limited partnership and Virco Mfg. Corporation, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to a Standard Industrial/Commercial Single Lessee Lease - Net dated February 1, 2005 which includes an Addendum to American Industrial Real Estate Association Standard Industrial/Commercial Single Lessee Lease - Net and as amended by a First Amendment to Lease dated August 20, 2008 and a Second Amendment to Lease dated September 2, 2008, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 559,000 square feet located at 2027 Harpers Way, Torrance, California 90501 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.
The Lease Term is extended for sixty (60) months, such that the Lease shall terminate on February 29, 2020 (the “Third Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during such extension period except that the Monthly Base Rent shall be as follows:

	Period		Monthly Base Rent
March 1, 2015	through	March 31, 2015	$0.00
April 1, 2015	through	April 30, 2016	$194,216.00
May 1, 2016	through	February 28, 2017	$318,909.30
March 1, 2017	through	February 28, 2018	$330,099.10
March 1, 2018	through	February 28, 2019	$341,288.90
March 1, 2019	through	February 29, 2020	$346,883.00

2.
Landlord, at Landlord’s sole cost and expense, shall complete the Third Amendment Improvements as set forth in Addendum 1 attached hereto and by reference incorporated herein. Except for the Third Amendment Improvements, Tenant accepts the Premises in its “as is” condition for the Third Extension Term with no warranties or representations.

3.	Landlord shall provide Tenant with One Renewal Option at Fair Market Value per the terms and conditions outlined in Addendum 2 attached to this Third Amendment and by reference incorporated herein.

4.
Notwithstanding anything to the contrary in the Lease, Landlord acknowledges Tenant intends to sublease all or part of the easterly 206,730 square foot portion of the Premises subject to the terms of the Lease.

5.
Except as otherwise expressly provided herein, all defined terms used in this Third Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses as provided in the Lease during the Third Extension Term.

6.	The notice addresses for Landlord and Tenant during the Lease Term, as extended, shall be as follows:

Landlord:        Starboard Distribution Center, LLC

c/o Prologis
17777 Center Court Drive North, Suite 100
Cerritos, California 90703

With a copy to:    Prologis
4545 Airport Way
Denver, Colorado 80239
Attention: General Counsel

Tenant:        Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501
Attention: Robert Dose

7.
In order to comply with California law, within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings. Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp).

8.
Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than David Prior and Todd Taugner of The Klabin Company, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

9.
Insofar as the specific terms and provisions of this Third Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Third Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

10.
Landlord and Tenant hereby agree that (i) this Third Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Third Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

11.
Any obligation or liability whatsoever of Prologis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Third Amendment as of the day and year first above written.

TENANT:                        LANDLORD:

VIRCO MFG CORPORATION a Delaware corporation	STARBOARD DISTRIBUTION CENTER, LLC a Delaware limited liability company By:Authorized Person
By:__/s/ Robert E. Dose__________________________ Name:___Robert E. Dose__________________________ Title:__VP Finance______________________________	____/s/ Douglas P. McGregor______________________ Douglas P. McGregor, Senior Vice President of Prologis, Inc., a Maryland corporation

ADDENDUM 1

CONSTRUCTION
(TURNKEY)

ATTACHED TO AND A PART OF THE THIRD AMENDMENT TO LEASE
DATED December 20, 2013, BETWEEN

Starboard Distribution Center, LLC
and
Virco Mfg. Corporation

(a)    At Tenant’s option and notice to commence given in writing to Landlord, Landlord agrees to furnish or perform at Landlord's sole cost and expense those items of construction and those improvements (the "Third Amendment Improvements") specified below:

•	Demolish the “grinding room” which is located along the outside wall of the western end of north wall.

•	Create dock high loading, with pit type load levelers, along the wall which will be subject to mutual agreement on final plans and timing.

(b)    If Tenant shall desire any changes beyond what is described above, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Third Amendment Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

(c)    Landlord shall proceed with and complete the construction of the Third Amendment Improvements. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Third Amendment Improvements were Substantially Completed. The Third Amendment Improvements shall be deemed substantially completed ("Substantially Completed") when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager) ("Construction Manager"), the Third Amendment Improvements are substantially completed except for punch list items which do not prevent in any material way the use of the Third Amendment Improvements for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays had not taken place. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant's request for any changes in the plans, Tenant's request for long lead items or Tenant's interference with the construction of the Third Amendment Improvements, and such delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been. After the date the Third Amendment Improvements are Substantially Complete Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Third Amendment Improvements. In the event of any dispute as to the Third Amendment Improvements the certificate of the Construction Manager shall be conclusive absent manifest error.

(d)    Subject to applicable ordinances and building codes governing Tenant's right to occupy or perform in the Premises, Tenant shall be allowed to install its tenant improvements, machinery, equipment, fixtures, or other property on the Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, unless any such loss, damage, liability, death, or personal injury was caused by Landlord's negligence. Delay in completing the Third Amendment Improvements shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.

ADDENDUM 2

ONE RENEWAL OPTION AT MARKET

ATTACHED TO AND A PART OF THE THIRD AMENDMENT TO LEASE
DATED December 20, 2013, BETWEEN

Starboard Distribution Center, LLC
and
Virco Mfg. Corporation

(a)    Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies approximately 325,000 square feet of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for the entire Premises for an additional term of five (5) years (such additional term is hereinafter called the "Extension Term") commencing on the day following the expiration of the Lease Term (hereinafter referred to as the "Commencement Date of the Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Extension Notice") of its election to extend the term of the Lease Term at least ten (10) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.

(b)    The Base Rent payable by Tenant to Landlord during the Extension Term shall be the greater of (i) the Base Rent applicable to the last year of the initial Lease Term and (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least ten (10) months prior to the expiration of the Lease, then Tenant's exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.

(c)    The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

(d)    Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

(e)    If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

(f)    Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in "as-is" condition.

(g)    If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment").

(h)    If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Addendum, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in (d) above.